Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-192818 on Form S-8 of our report dated October 15, 2014, relating to the consolidated financial statements of ITEX Corporation included in the Annual Report on Form 10-K of ITEX Corporation for the fiscal year ended July 31, 2014.

EKS&H LLLP

October 15, 2014

Denver, Colorado